Ex.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Counsel and Independent Registered Public Accounting Firm” in Part B included in Post-Effective Amendment No. 29 to the Registration Statement (Form N-1A, No. 811-09599) of State Street Master Funds.

We also consent to the incorporation by reference into Part B of our reports, dated February 26, 2021, with respect to the financial statements of State Street Money Market Portfolio, State Street Treasury Money Market Portfolio, State Street Treasury Plus Money Market Portfolio, State Street U.S. Government Money Market Portfolio, State Street ESG Liquid Reserves Portfolio and State Street International Developed Equity Index Portfolio, included in the Annual Shareholder Report of State Street Master Funds for the year or period ended December 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 28, 2021